Exhibit 10.18

AMENDED AND RESTATED
PROMOTIONAL SERVICES AGREEMENT

THIS AMENDED AND RESTATED PROMOTIONAL SERVICES AGREEMENT (this Agreement”) is entered into as of December __, 2011, by and between TIPPT Media Inc., a Delaware corporation (“TIPPT”), The 100 Mile Group, LLC, a Delaware limited liability company (“100 Mile”), and Jesse Itzler, an individual residing at 61 Sail Harbour Drive, New Fairfield, CT 06812 (“Itzler”), solely with respect to Sections 2(b), 4(c), 5(a), 5(b), 6(b), 8, 9 and 11 hereof.  TIPPT and 100 Mile are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, 100 Mile is in the business of creative and influencer marketing services, including, but not limited to, arranging promotional and other marketing opportunities and managing relationships in connection therewith;

WHEREAS, TIPPT is in the business of selling coupons and/or discount codes (“Coupons”) on behalf of third parties, in each case, utilizing the promotion thereof by individuals with a public profile via internet-based social networking and microblogging websites and other similar internet-based methods of electronic communications (the “TIPPT Business”), which TIPPT Business was previously operated by TIPPT LLC, a Delaware limited liability company (“Predecessor”);

WHEREAS, Predecessor, 100 Mile, Itzler and the Partner Principals entered into that certain Promotional Services Agreement, dated as of June 24, 2011 (the “Prior Agreement”);

WHEREAS, pursuant to the Prior Agreement, Predecessor granted to Chestnut Oaks, LLC, a Delaware limited liability company and affiliate of 100 Mile (“Chestnut Oaks”), 22,500,000 restricted limited liability company interests of Predecessor (the “Predecessor Units”), 2,500,000 of which vested upon entrance into the Prior Agreement and 20,000,000 which were subject to vesting pursuant to the terms of the Prior Agreement;

WHEREAS, Predecessor has assigned the Prior Agreement to TIPPT pursuant to that certain Asset Purchase and Contribution Agreement of even date herewith (the “Assignment”);

WHEREAS, in connection with the Assignment and the entrance into this Agreement, the parties hereto have agreed that 100% of the Predecessor Units granted to Chestnut Oaks will, upon entry into this Agreement, become fully vested; and

WHEREAS, the Parties and Itzler desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties and Itzler hereby amend and restate the Prior Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

1.           Appointment of Agent.  (a) In connection with 100 Mile providing the Services (as defined herein) hereunder, TIPPT hereby authorizes 100 Mile to enter into Celebrity Engagement Agreements (as defined herein) in the form attached hereto as Exhibit 1, with variations for the inclusion or exclusion of bracketed terms and conditions therein (the “Form Agreement”), with the individuals set forth on Exhibit 2 hereto (the “Matrix”), in each case, except as approved by TIPPT in accordance with Section 1(b) hereof, within the acceptable range of  parameters (the “Engagement Parameters”) set forth in the Matrix (such agreements entered into in accordance with this Section 1 the “Celebrity Engagement Agreements”).

(b)           TIPPT hereby constitutes and appoints 100 Mile as TIPPT’s representative, and in such capacity, authorizes 100 Mile to negotiate and execute each such Celebrity Engagement Agreement on behalf of TIPPT as its agent; provided, however, 100 Mile is not authorized to, and shall not, enter, into, on behalf of TIPPT, any Celebrity Engagement Agreement that does not comply with the Engagement Parameters or the terms and conditions set forth in Section 1(a) or amend any Celebrity Engagement Agreement without the prior approval of TIPPT, which approval shall not be unreasonably withheld, conditioned or delayed.  In the event 100 Mile desires to enter into any Celebrity Engagement Agreement which contains terms and/or conditions which do not materially comply with the Engagement Parameters, or amend a Celebrity Engagement Agreement to provide for terms and/or conditions which do not materially comply with the Engagement Parameters, 100 Mile shall submit such terms to TIPPT for approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, if TIPPT shall fail to disapprove, or otherwise comment on, any such terms within five (5) business days of receipt thereof in writing, such terms shall be deemed approved.  In the event that TIPPT disapproves of any terms that exceed the Engagement Parameters, it shall, within such five (5) business day period, provide a clear written explanation of its concerns and suggested changes that would be acceptable to TIPPT.  In the event 100 Mile enters into a Celebrity Engagement Agreement with terms that are more favorable to the 100 Mile Celebrity Influencer (as defined herein) than the Engagement Parameters without the approval of TIPPT (the “Unapproved Terms”), then 100 Mile shall indemnify TIPPT and its affiliates (collectively, the “TIPPT Parties”) and hold the TIPPT Parties harmless, from and against any and all claims, suits, actions, liabilities, losses, damages, expenses (including, but not limited to, legal expenses and reasonable outside attorney’s fees), judgments, and penalties actually incurred or suffered by the TIPPT Parties as a result of the Unapproved Terms.

(c)           In the event that a Celebrity Engagement Agreement is terminated for any reason whatsoever, the number of shares of common stock, par value $0.001 per share, of TIPPT (“TIPPT Stock”) allocated to such Celebrity Engagement Agreement but not required to be issued under such Celebrity Engagement Agreement will be available for issuance under additional Celebrity Engagement Agreements entered into by 100 Mile in accordance with this Section 1.  In addition, each share of TIPPT Stock forfeited by a 100 Mile Celebrity Influencer pursuant to the terms of a Celebrity Engagement Agreement will be available for issuance under additional Celebrity Engagement Agreements 100 Mile enters into on behalf of TIPPT in accordance with Section 1.

2.           Services.

(a)           100 Mile shall use its commercially reasonable efforts to solicit individuals listed on the Matrix and any individuals otherwise hereinafter approved by TIPPT in writing (each, a “100 Mile Celebrity Influencer”) to enter into Celebrity Engagement Agreements in accordance with Section 1 hereof.  Promptly following the execution of each Celebrity Engagement Agreement, 100 Mile shall provide a copy of such Celebrity Engagement Agreement to TIPPT.  100 Mile and TIPPT shall cooperate to produce a questionnaire to be used with respect to the solicitation and engagement of 100 Mile Celebrity Influencers and the matching of 100 Mile Celebrity Influencers with Coupons for specific products or brands, which questionnaire shall contain not less than 100 questions and shall identify not less than 100 brands.  Additionally, 100 Mile shall provide to TIPPT the services set forth on Schedule A to this Agreement and such other services as may be reasonably necessary and within the scope of 100 Mile’s customary services to facilitate the business purposes contemplated by this Agreement (all of the responsibilities, covenants and obligations contained in Section 1, this Section 2(a) and on Schedule A, collectively, the “Services”).

(b)           100 Mile shall cause the Services to be provided, at all times during the Term (as defined herein), under the active supervision of Itzler.  In addition TIPPT, 100 Mile and Itzler each acknowledge and agree that (i) Itzler shall not be deemed to be performing any services of any nature whatsoever directly to TIPPT whether pursuant to this Agreement or otherwise, (ii) Itzler’s engagement or other involvement with TIPPT and the 100 Mile Celebrity Influencers hereunder shall be conducted solely in his capacity as an officer of 100 Mile, and (iii) nothing contained herein shall be construed to create any direct relationship of any nature whatsoever between TIPPT and Itzler including, without limitation, employer and employee, employer and independent contractor, agent and principal, partners, or  joint venturers.

(c)           TIPPT shall provide to 100 Mile all information reasonably necessary for 100 Mile to perform the Services, including, without limitation, the information set forth on Schedule B to this Agreement (the “TIPPT Assistance”).

(d)           100 Mile shall perform the Services in a professional and workmanlike manner.

(e)           (i)           TIPPT shall reimburse 100 Mile for the reasonable out-of-pocket expenses incurred by 100 Mile in the performance of the Services, up to an aggregate of two thousand five hundred dollars ($2,500) per calendar month (the “Base Expense Amount”).  Any out-of-pocket expenses incurred by 100 Mile in the performance of the Services in excess of the Base Expense Amount shall require the advance written consent of TIPPT (which consent may be by e-mail). Such reimbursement shall be made by TIPPT no more frequently than monthly, following 100 Mile’s submission of an expense report setting forth, in reasonable detail, the nature and amount of such expenses and accompanied by reasonable and customary supporting documentation, including, without limitation, receipts for such expenses.

(ii)           During the Term, TIPPT shall pay to 100 Mile a services fee equal to Thirty Five Thousand Dollars ($35,000) per month, which amounts shall be paid to 100 Mile no later than fifteen (15) days after the end of each such month.

(iii)           All amounts to be paid to 100 Mile under the Prior Agreement in respect of the period from June 24, 2011 to the date hereof shall be paid to 100 Mile no later than thirty (30) days from the date hereof.

(f)           TIPPT agrees that, prior to December __, 2012, TIPPT shall review the services provided by, and the compensation paid to, 100 Mile pursuant to this Agreement and make such amendments to this Agreement as it determines appropriate in its sole discretion and as agreed to by 100 Mile; provided, however, in the event that TIPPT desires to amend this Agreement pursuant to this Section 2(f) but 100 Mile does not consent to such amendment, TIPPT may nonetheless, without the consent of 100 Mile, amend this Agreement pursuant to this Section 2(f) to reduce the compensation provided to 100 Mile pursuant to Section 2(e)(ii) to an amount not less than Ten Thousand Dollars ($10,000) per month.

(g)           100 Mile acknowledges that the Predecessor Units received by Chestnut Oaks in connection with the Prior Agreement were granted as consideration for, and had vesting provisions contingent on, 100 Mile’s performance of the services set forth in the Prior Agreement.  The parties hereto agree that the Predecessor Units granted to Chestnut Oaks in connection with the Prior Agreement will, upon entrance into this Agreement, become fully vested and be consideration for (i) 100 Mile’s consent to the Assignment and entrance into this Agreement and (ii) 100 Mile’s agreement to perform the Services hereunder on the terms and conditions set forth herein.

3.           Reservation of Shares.  TIPPT shall reserve for (i) issuance under the Celebrity Engagement Agreements entered into by TIPPT, including those entered into with 100 Mile Celebrity Influencers in accordance with this Agreement, and (ii) issuances to directors, employees, consultants and agents of TIPPT, an aggregate of Twenty-Five Million (25,000,000) shares of TIPPT Stock.

4.           Term and Termination.

(a)           This Agreement shall be effective as of the date first above written and shall expire on June 30, 2015, unless earlier terminated in accordance with this Section 4 (the “Term”).

(b)           Termination by 100 Mile relating to Breach.  100 Mile may terminate this Agreement by written notice if TIPPT breaches any material term or condition of this Agreement and, if such breach is curable within thirty (30) days, fails to cure such breach within thirty (30) days after receipt of written notice of the same or, if such breach is not curable within thirty (30) days, fails to cure the adverse effects of such breach to the reasonable satisfaction of 100 Mile within thirty (30) days after receipt of written notice of the same.

(c)           Termination by TIPPT relating to Breach.  TIPPT may terminate this Agreement by written notice if: (i) 100 Mile breaches any material term or condition of this Agreement or if Itzler breaches any of the terms of Sections 5 or 6(b) of this Agreement, and, if such breach is curable within thirty (30) days, fails to cure such breach within thirty (30) days after receipt of written notice of the same or, if such breach is not curable within thirty (30) days, fails to cure the adverse effects of such breach to the reasonable satisfaction of TIPPT within thirty (30) days after receipt of written notice of the same or (ii) Chestnut Oaks breaches any material term or condition of the Stockholders Agreement, of even date herewith, of TIPPT, as the same may be amended from time to time (the “Stockholders Agreement”), and, if such breach is curable within thirty (30) days, fails to cure such breach within thirty (30) days after receipt of written notice of the same or, if such breach is not curable within thirty (30) days, fails to cure the adverse effects of such breach to the reasonable satisfaction of TIPPT within thirty (30) days after receipt of written notice of the same.

(d)           Termination of Celebrity Engagement Agreement.  Upon a 100 Mile Celebrity Influencer’s breach of the terms of its Celebrity Engagement Agreement, which continues beyond any applicable grace, notice or cure period contained therein, TIPPT may, upon written request to 100 Mile, require that 100 Mile terminate such Celebrity Engagement Agreement.  Notwithstanding the foregoing, nothing herein shall modify or limit TIPPT’s ability to terminate a Celebrity Engagement Agreement upon a Celebrity Infleuncer’s breach of same.

5.           Restrictive Covenants.

(a)           Non-Competition.  During the Term, neither 100 Mile or Itzler shall, directly or indirectly, (i) engage, participate in or have an economic or similar interest in (as owner, stockholder, lender, partner, member, co-venturer, director, manager, officer, employee, agent or consultant) any Competing Business (as defined herein) or any person, firm, corporation, association or other entity engaged in a Competing Business or (ii) assist any 100 Mile Celebrity Influencer in such individual’s engagement, participation or economic interest in any Competing Business during the period such 100 Mile Celebrity Influencer is restricted pursuant to the terms of its Celebrity Engagement Agreement. Notwithstanding the foregoing, 100 Mile and Itzler may hold up to two percent (2%) of the outstanding securities of any class of any publicly-traded securities of any company engaged in a Competing Business.  For purposes of this Section 5(a), “Competing Business” shall mean any business, operations or activities that are competitive with the TIPPT Business; provided, however, that the distribution or sale of Coupons by a consumer products company in which 100 Mile or Itzler have, directly or indirectly, a substantial interest, directly or through a third party (whether high profile or not), for the purpose of promoting its own products whether alone or as a joint promotional campaign also involving third party partner products jointly with its own products, shall not be deemed to be within the definition of “Competing Business”.

(b)           Non-Disparagement.  Neither 100 Mile nor Itzler, on the one hand, nor TIPPT, on the other hand, shall, directly or indirectly, make, or permit their respective directors, officers, employees or agents to make, any public statement, whether oral, written, electronic or other, or induce, assist or participate in the making of any such public statement, which libels, slanders or disparages (whether or not such disparagement legally constitutes libel, slander or disparagement) or exposes to hatred, contempt or ridicule (i) the other party or parties or any of their affiliates or any of the 100 Mile Celebrity Influencers (collectively, the “Protected Persons”), (ii) any products, services, business, affairs or operations of any of the Protected Persons or (iii) the reputations of any past or present directors, officers, employees, shareholders, members or agents of any of the Protected Persons.

(c)           Non-Solicitation of 100 Mile Celebrity Influencers.  During the Term, TIPPT shall not, without the prior written consent of 100 Mile, solicit any 100 Mile Celebrity Influencer to engage in the TIPPT Business other than through 100 Mile.

6.           Records; Confidentiality.

(a)           Each of TIPPT and 100 Mile shall maintain (and timely provide to the other Party) accurate and sufficient books and records with respect to its respective activities relating to the Celebrity Engagement Agreements and the performance of the 100 Mile Celebrity Influencers as may be necessary to assist the other Party to verify the compliance by the 100 Mile Celebrity Influencer with the terms of the Celebrity Engagement Agreements. In addition, TIPPT shall maintain accurate and sufficient books and records with respect to its activities, including but not limited to, its Gross Revenues, as may be necessary to enable 100 Mile to verify the amounts due to each of the 100 Mile Celebrity Influencers in accordance with the terms of the Celebrity Engagement Agreements.  Each Party shall provide all such information reasonably requested by the other party with respect to the same.

(b)           Neither TIPPT, on the one hand, nor 100 Mile and Itzler, on the other hand, will, without the prior written consent of the other, disclose or use any business, financial and/or other information or plans of the other designated in writing as “Confidential” at the time of disclosure or which should reasonably be expected to be understood by the recipient to be confidential or proprietary (“Confidential Information”), provided that the terms and conditions of this Agreement and any Celebrity Engagement Agreement shall be deemed Confidential Information even in the absence of such written designation.  The restrictions above shall not apply (i) to Confidential Information which (a) is already known to the receiving party at the time such information is disclosed to it, (b)  becomes publicly known through no breach by the receiving party of this Agreement, (c) has been rightfully received from a third party believed by the recipient to be entitled to make such disclosure without restriction on disclosure, (d) has been independently developed by employees of the receiving party, (e) is required to be disclosed or has been disclosed pursuant to a requirement of a governmental or regulatory agency or of law, or (f) has been disclosed to a third party without restrictions similar to those set forth herein;  (ii) to disclosures to or use of Confidential Information by either party or its respective affiliates, employees, independent contractors, agents, consultants and advisors to the extent reasonable in connection with the performance of this Agreement, provided, however, that any of the foregoing persons or entities who receives such information shall be informed of the proprietary or confidential nature of such information and shall agree to maintain such confidentiality in accordance with the provisions hereof, (iii) to disclosures to third parties licensed to receive such information by the party to whom such Confidential Information is proprietary or (iv) to disclosures of Confidential Information by either party as required (in the opinion of reputable legal counsel) by applicable law, including, without limitation, the Securities Exchange Act of 1934, as amended, or the rules and regulations of a national listing exchange on which such party’s securities are listed.  Each party acknowledges the unique and proprietary nature of the Confidential Information and agrees that the other party’s remedies at law for a breach by it of its obligations under this Section could be inadequate and that such other party shall, in the event of any such breach, be entitled to seek equitable relief (including, without limitation, provisional and permanent injunctive relief and specific performance) in addition to any other remedies under this Agreement or available at law.

7.           Independent Contractor.  Except as explicitly set forth in Section 1, nothing herein is construed to create any relationship of employer and employee, agent and principal, partners, or joint venture partners between the Parties.  Except as explicitly set forth in Section 1, no Party will have the power to bind any other or incur obligations on any other’s behalf without such other Party’s prior written consent.

8.           Governing Law; Dispute Resolution; Specific Performance.

(a)           This Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and fully performed within the State of New York.

(b)           Except with respect to any claim seeking specific performance or other equitable relief for which monetary damages may be insufficient, any dispute, claim or controversy of any nature (including without limitation under any statute or under common law) arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (a “Dispute”), shall, except as otherwise expressly set forth elsewhere in this Agreement, be resolved by binding arbitration. If a Dispute has not been resolved by good faith negotiations between the Parties to such Dispute within forty-five (45) days after the date of the written notice of such Dispute (or such longer period, if all parties so agree in writing), the Dispute (including any issue concerning the scope or applicability of the agreement to arbitrate) shall be finally and conclusively determined by arbitration in New York, New York administered by JAMS pursuant to its Comprehensive Rules and Procedures, with the Optional Expedited Procedures set forth in such rules, that are in effect at the time of the commencement of the arbitration, except to the extent modified by this Section 8(b) (the “Rules”).  The arbitration shall be conducted before a panel of three neutral arbitrators with each party naming one neutral arbitrator (who need not be members of JAMS’ panel of arbitrators) and the third arbitrator (who will serve as chair) to be agreed upon by the parties or, absent such agreement, to be designated by JAMS.  The arbitrators shall apply the governing law set forth in Section 8(a) in connection with the Dispute; provided, however, that the arbitration (including any proceeding to compel or stay the arbitration and any proceeding to confirm, vacate, or modify any award) shall be governed by the Federal Arbitration Act (“FAA”) and judgment on the award may be entered pursuant to the FAA in any state or federal court in New York, New York or any state or federal court having jurisdiction.  The arbitrators shall have no power to award damages inconsistent with this Agreement, including the limitations on liability and indemnification provisions contained herein.  The arbitrators may render a summary disposition relative to all or some of the issues in accordance with the Rules, provided that the responding party has had an adequate opportunity to respond to any motion for such disposition.  All aspects of the arbitration shall be treated by the parties as confidential, except to the extent disclosure is required by law or to seek to confirm or vacate the award.  Before making any disclosure, a party shall give written notice to the other party and afford such party a reasonable opportunity to protect its interests.  This Section 8(b) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, between or among the parties in such manner as the arbitrators deem reasonable, taking into account the circumstances of the Dispute, the conduct of the parties during the arbitration, and the result of the arbitration.

(c)           Notwithstanding the foregoing, the Parties agree that irreparable damage may occur in the event that any of provisions of Sections 4, 5 or 6 of this Agreement are not performed in accordance with its specific terms or are otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant, agreement or obligation contained in Sections 4, 5 or 6 this Agreement, the non-breaching Party may (in addition to any other remedy that may be available to it) seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, agreement or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.           No Third Party Beneficiaries.   Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

10.           Consent and Release.  100 Mile hereby irrevocably and unconditionally consents to the Assignment and acknowledges that neither Predecessor nor TIPPT has any obligations to 100 Mile under the Prior Agreement, other than as set forth in Section 2(b)(iii) hereof, and Predecessor has no obligations to 100 Mile under this Agreement.

11.           Miscellaneous.

(a)           Survival.  The obligations, covenants and agreements contained in Sections 5(b), 6, 7, 8, 9, 10 and 11 of this Agreement shall survive the expiration or termination of this Agreement and continue in full force and effect as follows: (i) the obligations, covenants and agreement contained in Section 5(b), 6(b), 7, 8, 9,10 and 11 hereof and (ii) the obligations contained in Section 6(a) shall survive for six (6) years after the expiration or termination of this Agreement.

(b)           Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, together with the Celebrity Engagement Agreements, the Stockholders Agreement and the other agreements contemplated hereunder and thereunder, contain the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof, and supersede all previous written or oral negotiations, commitments, understandings and writings.

(c)           Waiver; Severability.  The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party. The necessity of protection against competition, disparagement and solicitation from the Parties and the nature and scope of such protection as set forth in Section 5 hereof has been carefully considered by the Parties hereto based upon the consultation with and advice from their respective legal counsel.  The Parties agree and acknowledge (i) that the duration and scope applicable to the covenants contained in Section 5 are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of TIPPT, (ii) that adequate consideration has been received by 100 Mile and Itzler for the obligations contained in Section 5(a), (iii) that adequate consideration has been received by TIPPT for the obligations contained in Section 5(c) and (iv) that the performance by Parties of all of the covenants contained in Section 5 will not be unduly burdensome.  If any provision of Section 5 or the application of any other provision of this Agreement to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of Section 5 or such other provision of this Agreement, as applicable, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any part of Section 5 or any other provision of this Agreement is held to be invalid or unenforceable, the Parties hereto agree that the court making such determination shall substitute appropriate provisions for any such invalid or unenforceable provisions in order to make such provisions enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.

(d)           Assignment.  No Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Parties, and any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

(e)           Notice.  Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with a nationally-recognized overnight courier, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by email (provided that the sender, no later than the next day, delivers a confirming copy of such notice or communication by one of the other delivery methods set forth in this Section 10(e)), in each case to the address of the receiving party as listed below or at such other address as may hereafter be furnished in writing by any Party to the other Parties, and shall be effective upon receipt.

If to 100 Mile:

810 Seventh Avenue, #205
New York, NY 10019
Attention:  Marc Adelman

If to Itzler:

61 Sail Harbour Drive
New Fairfield, CT  06812

If to TIPPT:

902 Broadway, 11th Floor
New York, NY 10010
Attn: David Parker, Chief Executive Officer

(f)           Counterparts; Changes.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original. This Agreement may be changed only by a written document signed by authorized representatives of each Party.

(g)           Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

100 Mile:	TIPPT:

THE 100 MILE GROUP, LLC	TIPPT MEDIA INC.

By:	By:
Name	Name
Title	Title

Accepted and Agreed solely with respect to Sections 2(b), 4(c), 5(a), 5(b), 6(b), 8, 9 and 11:

_________________________________
Jesse Itzler

Schedule A

Services

●	100 Mile shall perform the services that it is obligated to perform pursuant to each Celebrity Engagement Agreement.
●
In the event that a Celebrity Engagement Agreement is terminated, the number of shares of TIPPT Stock allocated to such Celebrity Engagement Agreement but not issuable as a result of such termination may, at the election of 100 Mile, be incorporated into new Celebrity Engagement Agreements with 100 Mile Celebrity Influencers.

●
100 Mile shall cooperate with TIPPT in TIPPT’s preparation of a monthly report, which will be completed no later than twenty five (25) days following the end of each calendar month, with respect to the performance by the 100 Mile Celebrity Influencers of their obligations under the Celebrity Engagement Agreements, including, without limitation, a schedule of the dates, times and contents of each promotion of a Coupon by a 100 Mile Celebrity Influencer. Such cooperation may include gathering the relevant information, to the extent that the applicable available technologies do not enable TIPPT to monitor the relevant information more efficiently, and reviewing an initial draft of the report.

●
100 Mile shall use commercially reasonable efforts to monitor the compliance of the 100 Mile Celebrity Influencers with their respective Celebrity Engagement Agreements, and will provide TIPPT with prompt written notice of any breach by any 100 Mile Celebrity Influencer of the terms and conditions of such 100 Mile Celebrity Influencer’s Celebrity Engagement Agreement of which 100 Mile becomes aware.  TIPPT shall have the right to require that 100 Mile terminate any such Celebrity Engagement Agreement that is entitled to be terminated by 100 Mile pursuant to the terms of such Celebrity Engagement Agreement.

●
100 Mile will maintain a record of all Excluded Matters (as defined in Section 3 of Schedule A of the Form Agreement) and provide TIPPT with updates regarding such Restrictions from time to time as necessary to enable TIPPT to determine the Coupons that Celebrity Influencers are willing and able to promote.

●	With respect to all 100 Mile Celebrity Influencers who enter into a Celebrity Engagement Agreement:
●
100 Mile shall solicit from such 100 Mile Celebrity Influencer’s responses to the reasonable inquiries of TIPPT with respect to the products and interests of such 100 Mile Celebrity Influencer in order to facilitate the matching of such 100 Mile Celebrity Influencer to brands, products and/or Coupons.

●
100 Mile shall facilitate and manage the relationship of each 100 Mile Celebrity Influencer with respect to the TIPPT Business, including, without limitation, monitoring 100 Mile Celebrity Influencer’s compliance with the terms of the Celebrity Engagement Agreements.

●
100 Mile shall cooperate with TIPPT to facilitate requests by TIPPT for the timely dissemination of Promotions (as defined in the Celebrity Engagement Agreement) by each 100 Mile Celebrity Influencer pursuant to Section 1 of Schedule A of the Celebrity Engagement Agreement that contain the requested date and, if applicable, time of performance and the requested method of performance (along with pre-approved content for such Promotion).

●
100 Mile shall cooperate with TIPPT to develop, and provide to each 100 Mile Celebrity Influencer on a timely basis, Promotions that will best utilize such 100 Mile Celebrity Influencer’s influence with respect to the brand being promoted and, in each case, in a manner consistent with any requirements or guidelines provided by TIPPT’s clients, which requirements or guidelines TIPPT shall provide to 100 Mile.

●
100 Mile shall use commercially reasonable efforts to request from each 100 Mile Celebrity Influencer, from time to time upon the reasonable request of TIPPT, such 100 Mile Celebrity Influencer’s approval of additional Identified Brands (as defined in the Form Agreement).

●
100 Mile is authorized to, following the inquiry from any 100 Mile Celebrity Influencer or his or her authorized representatives, verbally provide to such 100 Mile Celebrity Influencer or his or her authorized representatives financial information of TIPPT that is contained in the financial statements delivered to Chestnut Oaks in its capacity as a stockholder of TIPPT.

●	100 Mile shall provide to TIPPT consulting services reasonably requested by TIPPT’s Chief Executive Officer.

Schedule B

TIPPT Assistance

•
TIPPT shall provide to 100 Mile, as soon as reasonably practicable, but in no event later than sixty (60) days following the end of each of the first three fiscal quarters and ninety (90) days following the end of each fiscal year, (1) a statement setting forth the revenues achieved during such fiscal month in respect of the TIPPT Business, and (2) statements setting forth the calculations of amounts and equity due to each 100 Mile Celebrity Influencer pursuant to the Celebrity Engagement Agreements, in reasonable detail to allow 100 Mile to verify such amounts and equity due to 100 Mile Celebrity Influencers.

•
TIPPT shall provide to 100 Mile, concurrently with its delivery to each Celebrity Influencer, the statements and information delivered to each Celebrity Influencer pursuant to Section 2(c)(iii) of Schedule B of each Celebrity Engagement Agreement.

•	If required by a client, TIPPT will work with such client to determine appropriate content to accompany the dissemination of such client’s Coupons.

•	TIPPT shall provide to 100 Mile such other information as is reasonably requested by 100 Mile in connection with the Services hereunder.